Exhibit 10.P.6

March 15, 2005
THE FINOVA GROUP INC.
4800 N. SCOTTSDALE ROAD
SCOTTSDALE, AZ 85251-7623

TEL 480-636-4800/ 800 7FINOVA
INTERNET www.finova.com

Dear Glenn Gray,

This letter restates your severance benefits.

Base Severance

1)	Base severance - in the event you are involuntarily terminated for reasons other than cause or performance, you will be eligible to receive severance pay in a lump sum, less applicable taxes, equal to 78 weeks of base salary. As of this writing your severance date is tentatively set for 6/30/2005. If this does not change due to business needs, your base severance would be 78.00 weeks.

Additional Severance

2)	In recognition of your contribution during 2003, in addition to the base severance pay detailed in (1) above, you were given another 35.70 weeks of severance.

3)	In recognition of your contribution during 2004, in addition to the base severance pay detailed in (1) and the additional severance detailed in (2) above, you have been awarded another 35.69 weeks of severance.

You may have the opportunity to be awarded additional severance weeks for future years. Those awards are discretionary and based upon the criticality of your position and your performance.

The total of your base and additional severance weeks may exceed the 78-week maximum stated in (1) above.

Funding for the payment of severance is secured in the FINOVA Severance Trust.

Since the task of liquidating the portfolio cannot be forecast precisely, it is difficult to predict our staffing needs, but every effort will be made to give you at least 30 days notice of your termination date.

COBRA

The Company will pay COBRA premiums for medical, dental and vision on your behalf for a period of 18 months. You must be a participant in the Plans at the time you are terminated and enroll in COBRA by sending the enrollment material to FINOVA Human Resources to receive these benefits. The additional severance weeks granted to you for 2003 and 2004 in items (2) and (3) above will not be eligible for Company paid COBRA premiums nor will any additional weeks granted in the future through that program. If your severance date remains as tentatively scheduled at 6/30/2005, you would be entitled to 18.00 months of company paid medical, dental and vision.

Career Continuation Counseling

You will also receive executive career-planning services to help you obtain future employment. Our outplacement vendor at this time is Lee Hecht Harrison. You are entitled to their 12-month Executive Grade “C” program. Additional details about the program benefits will be communicated to you at the time of your severance.

Other Severance Benefits

Financial/Estate Planning

You are eligible for financial/estate planning services for up to 12 months from your termination date. The Company will reimburse you up to $15,000 for the costs incurred by you and/or your spouse in connection with financial counseling. The advice is to be provided by a licensed financial advisor of your choosing. This service includes, but is not restricted to tax preparation.

Exec-U-Care

You are eligible to continue your Exec-U-Care services for 12 months from your termination date. The Exec-U-Care program is used to pay for medical, dental or vision services not covered by the group health plans each calendar year. Co-payments, deductibles and any out of pocket costs associated with dental and doctor visits are covered benefits under this program. Exclusions and limitations of the program are in the enrollment information you already have.

Executive Physical Exam Benefit

You are eligible to be reimbursed for one annual physical within 12 months after your termination date. The physical can be arranged either through your primary care physician or at a medical facility of your choosing. The physical include a comprehensive physical exam, associated laboratory work, audiogram, glaucoma screening, resting electrocardiogram, chest x-ray, treadmill stress test and associated laboratory work, as applicable.

Age and Service Benefits

Due to the termination of the Pension Plan on December 31, 2004, you may be eligible to receive additional severance in connection with the Age and Service Benefits to be paid under the 401K Savings Plan. We will provide additional information on those awards, if applicable, at a later date.

Resignations and Terminations for Cause or Performance

If you voluntarily resign or are terminated for cause or performance at any time, you are not eligible to receive severance benefits.

Nothing in this letter forms a contract of employment for any specific duration or on any specific terms, and FINOVA retains the right to terminate your employment at any time.

This letter is subject to the terms of applicable policies and the specific plans relating to the matters noted above, such as FINOVA’s Severance Pay Plan, Enhanced Severance Plans, the Annual Bonus Plans and the Employee Severance and Bonus Trusts, which are incorporated by reference. If those policies or plans conflict with this letter, the terms most beneficial to the employee shall control.

If you have any questions, please feel free to call me at 480-636-6544.

Sincerely,

/s/ Susan DeFelice

Susan DeFelice

Vice President – HR & Benefits

Employee Acceptance

In signing below you are agreeing to the terms of this letter. You are also acknowledging your understanding that you are not able to voluntarily terminate employment and still receive any severance payment.

/s/ Glenn Gray

Glenn Gray

Date: March 15, 2005